Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188355 on Form S-3 and Registration Statement Nos. 333-58298, 333-129152, 333-147448, 333-161459, 333-168588 and 333-183142 on Form S-8 of our reports dated February 28, 2014 relating to the consolidated financial statements and financial statement schedule of Orient-Express Hotels Ltd. and subsidiaries (which report expresses an unqualified opinion) and the effectiveness of Orient-Express Hotels Ltd. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2013.

/s/ Deloitte LLP

London, England
February 28, 2014